Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

      EU Court Rules on GrafTech’s Appeal; Euro 8.4 Million Fine Reduction

        Wilmington, DE – April 29, 2004 – GrafTech International Ltd. (NYSE:GTI) today announced that the Court of First Instance of the European Communities issued its decision on GTI’s appeal of the EU’s antitrust fine, which was levied in July 2001 resulting from the role of GTI’s former management in a graphite electrode price fixing cartel. Under today’s decision, the Court reduced GTI’s fine by Euro 8.4 million, or about 17 percent, to Euro 42 million from the original Euro 50.4 million fine.

        GTI filed its appeal challenging, among other things, the amount of the fine plus interest in October 2001. Following lengthy negotiations with the EU regarding the appropriate form of security to be provided, GTI posted a provisional payment covering the Euro 50.4 million fine and Euro 9.3 million of accrued interest with the EU in 2004. As a result of the Court’s decision to reduce the fine to Euro 42 million plus accrued interest of approximately Euro 7.7 million, GTI expects to record a gain of approximately Euro 10 million (approximately $12 million) during the 2004 second quarter. GTI expects a refund of this amount to be received by the end of the 2004 second quarter.

        The original Euro 50.4 million fine reflected a 40 percent reduction from the amount that otherwise would have been assessed as a result of GTI’s significant early cooperation with the EU. Today’s decision now reflects a 50 percent reduction.

        Craig Shular, Chief Executive Officer, commented, “We are very pleased that the Court further recognized our strong commitment to cooperation in its decision. This decision brings to a conclusion our antitrust liabilities with the EU.”

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased production of steel in electric arc furnaces may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that increased production of aluminum may not result in stable or increased demand for or prices or sales volume of graphite cathodes; the possibility that actual graphite electrode prices in 2004 may be different than current spot prices; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or to lawsuits initiated by us against our former parents; the possibility that expected cost savings will not be fully realized; or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from corporate realignment or organizational refinements may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock or senior notes may affect our plans regarding de-leveraging or debt reduction activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances; the possibility of changes in the appropriation of government funds or the failure to satisfy eligibility conditions to government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals). Except as otherwise specifically noted, references to future cost savings are based on assumptions and are subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.